Exhibit 99.1

CAI International, Inc. Reports Results for the Second Quarter of 2013 and Receives BBB Unsecured Corporate Rating from Kroll Bond Rating Agency

SAN FRANCISCO--(BUSINESS WIRE)--July 30, 2013--CAI International, Inc. (CAI) (NYSE: CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the second quarter of 2013.

Highlights

  CAI reported net income attributable to CAI common stockholders for the second quarter of 2013 of $16.9 million, a 12% increase compared to $15.1 million for the second quarter of 2012.
  CAI reported rental revenue for the second quarter of 2013 of $48.4 million, an increase of 38% compared to the second quarter of 2012 and 4% compared to the first quarter of 2013, the 13th consecutive quarter of record rental revenue.
  CAI reported net income attributable to CAI common stockholders for the second quarter of 2013 of $0.75 per fully diluted share, a 3% decrease compared to $0.77 for the second quarter of 2012. The average number of fully diluted shares in the quarter increased by 15% compared to the second quarter of 2012.
  During the quarter CAI entered into two sale leaseback transactions with shipping customers for a total of approximately 32,000 TEUs of containers. The company also acquired approximately 27,000 TEUs of new containers during the quarter.
  CAI has received a BBB unsecured corporate bond rating from Kroll Bond Rating Agency

Net income attributable to CAI common stockholders for the second quarter of 2013 was $16.9 million, a 12% increase compared to $15.1 million for the second quarter of 2012. Net income per fully diluted share attributable to CAI common stockholders for the second quarter of 2013 was $0.75, a 3% decrease compared to $0.77 for the second quarter of 2012; the 12% increase in net income being offset by a 15% increase in the number of fully diluted shares outstanding during the quarter.

Total revenue for the second quarter of 2013 was a record $53.0 million, compared to $39.7 million for the second quarter of 2012, an increase of 33%. Container rental revenue for the second quarter of 2013 was $48.4 million, compared to $35.1 million for the second quarter of 2012. The increase in container rental revenue was primarily due to an increase in the average number of TEUs of owned containers on lease. Management fee revenue for the second quarter of 2013 was $2.3 million, compared to $3.0 million for the second quarter of 2012, reflecting the reduction in the size of the managed fleet as CAI has acquired a number of its previously managed portfolios during the last twelve months. Finance lease income for the second quarter of 2013 increased to $2.3 million, from $1.6 million in the second quarter of 2012, as a result of new finance leases entered into during the last twelve months. Average fleet utilization was flat at 92.1% in the second quarter of 2013, compared to 92.2% in the first quarter.

Victor Garcia, Chief Executive Officer of CAI, commented, “Our results this quarter are consistent with our outlook in the first quarter conference call, when we had indicated delayed inquiries for new containers from shipping lines. However, as the second quarter progressed, customer inquiries increased and we experienced an increase in the lease-out of new equipment. Nonetheless, overall trade growth has not reached expected levels and consequently demand for new equipment has been weaker than we expected, resulting in a competitive rate environment. Despite the level of competition, we have been able to find attractive opportunities for investment. To date, we have invested in $265 million of equipment, approximately half of which has been portfolio repurchases and sale-leasebacks. Over the past three months, we have seen an increase in the level of railcar investment opportunities and at the moment we have a pipeline of $24 million of transactions that we expect to add to our rail fleet during the third quarter. These investments are largely in equipment on long-term leases at attractive lease rates. We expect to make additional railcar asset acquisitions over the remainder of the year.”

Mr. Garcia continued, “We are very pleased to have been given a BBB unsecured bond rating from Kroll BondRatingsTM. We believe that an investment grade rating from Kroll BondRatingsTM will provide additional and more flexible financing opportunities to our company.”

Mr. Garcia concluded, “As I stated, demand for containers has been softer this year than we had initially expected, which we believe reflects both the slow economic growth in the United States and Europe as well as the recent moderation of growth in China. However, the dynamics of global container supply/demand remain fairly balanced as can be seen by the continued relatively high level of utilization in our fleet and the increased pickup activity we have seen in recent weeks. While the overall demand outlook for new container growth has been somewhat below our expectations, we remain very profitable, with strong cash flows and net after tax income margins exceeding 30%. We continue to believe that the underlying fundamentals for our sector remain positive--high utilization, balanced supply/demand and tight credit markets for shipping companies--and that any uptick in overall economic activity, will result in an acceleration in the demand for new containers.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)
(UNAUDITED)

	June 30,	December 31,
	2013	2012
Assets
Current assets
Cash	$33,588	$17,671
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $975 and $794 at June 30, 2013 and December 31, 2012, respectively
	39,956	32,627
Accounts receivable (managed fleet)	9,011	19,131
Current portion of direct finance leases	12,196	10,625
Prepaid expenses	15,760	11,952
Deferred tax assets	2,189	2,189
Other current assets	244	919
Total current assets	112,944	95,114
Restricted cash	9,763	4,376
Rental equipment, net of accumulated depreciation of $177,642 and $147,654 at June 30, 2013 and December 31, 2012, respectively
	1,425,752	1,210,234
Net investment in direct finance leases	64,887	74,929
Furniture, fixtures and equipment, net of accumulated depreciation of $1,437 and $1,254 at June 30, 2013 and December 31, 2012, respectively
	1,657	1,847
Intangible assets, net of accumulated amortization of $7,881 and $7,447 at June 30, 2013 and December 31, 2012, respectively
	979	1,441
Total assets	$1,615,982	$1,387,941

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,834	$5,985
Accrued expenses and other current liabilities	8,633	8,465
Due to container investors	12,732	18,589
Unearned revenue	7,029	7,893
Current portion of debt	68,280	61,044
Current portion of capital lease obligations	1,948	2,242
Rental equipment payable	21,427	2,561
Total current liabilities	125,883	106,779
Debt	1,067,488	888,990
Deferred income tax liability	37,665	40,051
Capital lease obligations	4,206	5,084
Income taxes payable	192	192
Total liabilities	1,235,434	1,041,096

Stockholders' equity
Common stock: par value $.0001 per share; authorized 84,000,000 shares; issued and outstanding 22,179,340 and 22,052,529 shares at June 30, 2013 and December 31, 2012, respectively
	2	2
Additional paid-in capital	182,758	181,063
Accumulated other comprehensive loss	(3,907)	(2,917)
Retained earnings	201,695	168,697
Total stockholders' equity	380,548	346,845
Total liabilities and stockholders' equity	$1,615,982	$1,387,941

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue
Rental revenue	$48,387	$35,101	$95,010	$67,588
Management fee revenue	2,294	3,006	4,524	7,207
Gain on sale of container portfolios	-	-	-	1,256
Finance lease income	2,306	1,618	4,412	3,081
Total revenue	52,987	39,725	103,946	79,132

Operating expenses
Depreciation of rental equipment	16,285	11,053	31,618	21,711
Amortization of intangible assets	227	225	454	452
Gain on disposition of used rental equipment	(1,857)	(3,225)	(4,493)	(6,320)
Storage, handling and other expenses	4,333	1,762	8,632	3,768
Marketing, general and administrative expenses	6,031	5,812	12,219	12,335
Loss (gain) on foreign exchange	125	(264)	(175)	(68)
Total operating expenses	25,144	15,363	48,255	31,878

Operating income	27,843	24,362	55,691	47,254

Interest expense	8,955	6,320	17,359	12,256
Write-off of deferred financing costs	-	-	1,108	-
Interest income	(1)	(2)	(4)	(7)
Net interest expense	8,954	6,318	18,463	12,249

Net income before income taxes and non-controlling interest	18,889	18,044	37,228	35,005
Income tax expense	1,958	2,396	4,230	4,901

Net income	16,931	15,648	32,998	30,104
Net income attributable to non-controlling interest	-	(513)	-	(578)
Net income attributable to CAI common stockholders	$16,931	$15,135	$32,998	$29,526

Net income per share attributable to
CAI common stockholders
Basic	$0.76	$0.78	$1.49	$1.53
Diluted	$0.75	$0.77	$1.45	$1.50

Weighted average shares outstanding
Basic	22,144	19,295	22,115	19,295
Diluted	22,711	19,719	22,690	19,712

CAI International, Inc.
Fleet Data
(UNAUDITED)

	As of June 30,
	2013	2012

Owned container fleet in TEUs	846,905	560,570
Managed container fleet in TEUs	295,576	446,213
Total container fleet in TEUs	1,142,481	1,006,783

Owned railcar fleet in units	1,477	1,177

Conference Call

A conference call to discuss the financial results for the second quarter of 2013 will be held on Tuesday, July 30, 2013 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-888-398-8098; outside of the U.S., call 1-707-287-9363. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.capps.com, by selecting “Q2 2013 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of June 30, 2013, the company operated a worldwide fleet of approximately 1,142,000 TEUs of containers through 16 offices located in 12 countries including the United States. CAI also owns a fleet of railcars, which it leases within North America.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, growth in world trade and world container trade, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com